UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2009

QAD Inc.
 (Exact name of registrant as specified in its charter)

Delaware	0-22823	77-0105228
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Innovation Place, Santa Barbara, California	93108
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 566-6000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On January 27, 2009, QAD Inc. (the “Company”) initiated a number of cost reduction initiatives, including a reduction in workforce, in order to align spending with demand that has weakened in the slowing economic environment. The actions include the elimination of approximately 125 positions, or 8% of the Company’s global workforce, and are expected to be largely completed by February 5, 2009. The positions eliminated impact all areas of the Company and all geographic regions.

Restructuring charges related to the reduction in workforce are estimated to be approximately $4.5 million, the majority of which will be incurred during the fourth quarter of fiscal 2009. All of these charges relate to one-time costs associated with severance and related benefits. The Company expects to achieve annual savings of between $14 million and $15 million in personnel and related expenses in fiscal 2010 as a result of the aforementioned action. Actual amounts could differ from these estimates.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Departure of Executive Vice President, General Counsel and Secretary

On January 27, 2009, as part of a reduction in workforce, the Company eliminated the role of Executive Vice President, General Counsel and Secretary. As a result, Roland Desilets has left the Company effective January 29, 2009. The legal department will now report to Daniel Lender, Executive Vice President and Chief Financial Officer.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QAD Inc. (Registrant)
Date: February 2, 2009	By:	/s/ Daniel Lender

Daniel Lender Chief Financial Officer (on behalf of the Registrant and as Principal Financial Officer)